UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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ITUS Corporation

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Dear ITUS Shareholders:

This has been a phenomenal year in the rebirth of our company, and it gives me great pleasure to be able to recount to you so many of our recent successes. In last year’s Chairman’s letter, I outlined several goals for the company that we hoped to achieve in the coming months.  Not only were we successful in reaching those goals, we also charted a new direction for the company and announced our first new initiative in implementing that direction. With all of these accomplishments, we are finally ready to distance ourselves from CopyTele’s past, and begin to chart a new path as ITUS.

In August of last year, we rebranded the company, revamped our website, and began to trade under our new ticker symbol, ITUS. The purpose of these changes was to modernize our appearance, establish a new identity, and provide our shareholders and potential investors with convenient access to the latest and most complete information about our company.

While changes to our outside appearance were important, the termination and resolution of legacy arrangements that no longer served the company’s interests was critical. Due to a variety of factors, the potential upside of our agreements with Videocon and AU Optronics had long disappeared, yet the damage to our company, including financial hardships and certain encumbrances on our assets, remained.    In September of last year, the Company successfully negotiated the termination of our agreements with Videocon, which included the return to the Company of 20 million shares of our stock that was under Videocon’s control and the termination of Videocon’s license to our nFED technology. In December, after a 2-week arbitration, we successfully negotiated the termination of our agreements with AUO and received a compensatory payment. I was in San Francisco for the arbitration. From my personal experience, I can assure you that testifying in front of a three-judge panel is not easy, especially while enduring hours of rigorous cross-examination.  Our team was outstanding, and our actions resulted in a settlement that included the capital that we needed to launch our new business initiatives and the removal of AUO’s encumbrances on our assets. Overall, it was a big success for the company. Because our nFED technology is now completely unencumbered, we have resumed our nFED technology development efforts.

Since last year’s annual meeting in August of 2014, we entered into a total of 25 license and/or settlement agreements in connection with the enforcement of intellectual property rights. Due to legislative changes, potential judicial biases, and the lack of receptivity in the financial and investor communities to companies that derive all or a substantial portion of their revenue from the assertion of patents, we believe that it is not advisable to pursue a business model that is solely based on patent assertion. While we will continue to pursue the matters that we have initiated, including the monetization of patents and patented technologies that were developed by the company, we are planning several new business initiatives that will better serve the interests of the company and its shareholders.

In June, we announced the first of our new business initiatives, Anixa Diagnostics. Due to recent scientific advances, the biotech sector is very strong right now, and we expect that strength to continue, especially in cancer diagnostics. Dr. Amit Kumar, who has served as Director and advisor to our company, has joined us full time to lead Anixa and is one of the country’s foremost experts on cancer diagnostic technologies. Under Dr. Kumar’s guidance, and with our demonstrated abilities in executing a business plan, we expect to bring non-invasive, affordable, cancer screening tests to the market place. In addition to creating significant value for our shareholders, these tests will save lives. All of the cancer experts universally agree that early diagnoses will have a significant and positive impact in the fights against all types of cancer. We expect Anixa’s cancer screening tests to be a part of that positive impact.

Although Anixa is our first new initiative, it will not be our last. We will continue to launch additional, new business initiatives, which we anticipate will build shareholder value. A few weeks ago, we effectuated a 1 for 25 reverse stock split, with the resulting stock price being the final qualifying event that enabled us to move our stock from the OTC to NASDAQ. Trading on the OTC market has been a constant and significant constraint for our company. Our new NASDAQ listing exponentially increases the number of potential investors that can buy our stock and opens up endless possibilities for the company. The up-list to NASDAQ achieves a long-term goal for the company, is a major milestone, and is the culmination of many months of hard work, during which we re-built the capital structure of the company and solidified the company’s financial position. When we look back at all that we have achieved since our new management team joined the company in October of 2012, meeting the qualifications and up-listing to NASDAQ may be our single, most important accomplishment.

With all that we have attained this past year, and the exciting opportunities for the company that lay ahead, I invite each of you to attend our upcoming annual meeting, which will take place on August 26, 2015, in Los Angeles, which is also the new location for our corporate headquarters.  Details regarding the time and place of the annual meeting are included with these materials.

This year, we will again be providing Internet access to our Proxy materials.  In a separate mailing, you will receive a notice with instructions on how to obtain Proxy materials online or request a printed set.

We look forward to seeing you on August 26.

Sincerely,

Lewis H. Titterton, Jr.

Chairman

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Forward-Looking Statements: Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect CopyTele's current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements.  Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A – Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended October 31, 2014 as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this document.

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